Exhibit 99.1

PRESS RELEASE

For Release, 9:15AM EST March 7, 2019

Neonode Reports Fourth Quarter and Year Ended December 31, 2018 Financial Results

STOCKHOLM, SWEDEN – March 7, 2019 – Neonode Inc. (NASDAQ: NEON), the Optical Interactive Sensing Technology Company, today reported financial results for the fourth quarter and year ended December 31, 2018.

Highlights:

●	Revenue was $8.5 million, a decrease of 17% compared to prior year
●	Operating expenses reduced 14% to $11.5 million compared to $13.4 million for prior year
●	Net loss of $3.1 million, or $0.52 per share compared to $4.7 million, or $0.89 per share for prior year
●	Cash used by operations of $2.9 million compared to $5.6 million in prior year
●	Delivered latest upgrade version for touch on display technology
●	Engaged in customer development projects for:
o	Touch Interaction
▪	New printers
▪	New e-Readers
▪	Medical device display for X-Ray imaging system
▪	Aeronautical instrumentation displays
▪	Automotive display for next gen taxi meter system
o	Mid Air Interaction and Object Sensing
▪	Automotive tailgate and door collision systems

“During 2018, the company has reshaped its operations from primarily a technology development focus to one of providing customers with the best touch and gesture interaction technology in the market. This transition was important to increase customer momentum and put us on a path of revenue growth. During the year we developed a new business plan, developed relevant best use cases where our technology has a clear advantage, changed our sales and marketing focus and strengthened our cash position to provide the liquidity to support the new vision,” said Hakan Persson, CEO of Neonode.

“I am happy to report that we are making good progress. We recently released the next version of our touch on display license solution providing customers cost effective implementation and enhanced performance and the response has been positive. We have entered into design discussion for new printers, tablets, e-Reader and medical and aeronautical display systems along with a number of new automotive infotainment systems. In addition, we have started design activities using our mid-air interaction and object sensing solutions for automotive entry systems. In the embedded business it takes time to get from design to an OEM product release but we are on the right track,” concluded Mr. Persson.

Financial Results for the Fourth Quarter and Year Ended December 31, 2018

Net revenue for fiscal 2018 was $8.5 million, a 17% decrease, compared to 2017. License fee revenues decreased by 8% year over year, primarily due a 30% decrease from our e-Reader and a 24% decrease from our automotive customer, which was partially offset by a 3% increase in our printer revenues. Non-recurring engineering (“NRE”) fees decreased 52% year over year, due to a more focused acceptance criterion for custom design projects. License and NRE fees represented 93% and 4% of total revenue in 2018 compared to 85% and 7% in 2017, respectively.

In the fourth quarter of 2018, total net revenues were $2.4 million, a 23% increase compared to the third quarter of 2018 and a 28% decrease compared to the same period in 2017, respectively. License and NRE fees represented approximately 96% and 2% of total revenue in the fourth quarter of 2018 compared to 83% and 15% in the third quarter of 2018 and a 77% and 17% in the same quarter of 2017, respectively.

Our combined total gross margin was 89% in 2018 compared to 77% in 2017. The increase in 2018 is primarily due to AirBar inventory reserves recorded in cost of goods in 2017. Throughout 2018, we continued to reduce our cost structure which is reflected in a 14% decrease in operating expenses to $11.5 million for fiscal 2018 compared to $13.4 million for fiscal 2017.

Net loss for fiscal 2018 was $3.1 million, or $0.52 per share, compared to a net loss of $4.7 million, or $0.89 per share, in fiscal 2017.

In fiscal 2018, our operations used $2.9 million of cash, a 49% decrease from fiscal 2017. Our fourth quarter 2018 operations used $0.6 million of cash compared to $0.8 million for the third quarter 2018 and $0.9 million for the fourth quarter of 2017.

Cash and accounts receivable totaled $8.4 million and working capital was $8.2 million at December 31, 2018 compared to $6.8 million and $6.2 million at December 31, 2017, respectively.

Conference Call Information

The Company will host a conference call Thursday March 7, 2019 at 10AM Eastern Standard Time (EST)/4PM Central European Time (CET) featuring remarks by, and Q&A with, Hakan Persson, CEO, Lars Lindqvist, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #3089216. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click:

https://event.on24.com/wcc/r/1942509-1/07C61E53E0FE2B374B93B3EA0C557784

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call’s completion – 3/7/2019 (13:00PM EST) to 4/7/2019 (23:59PM EST). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID #3089216.

For more information, please contact:

Investor Relations

David Brunton

Email: david.brunton@neonode.com

Chief Financial Officer

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) develops, manufactures and sells advanced sensor modules based on the company’s proprietary zForce AIR technology. Neonode zForce AIR Sensor Modules enable touch interaction, mid-air interaction and object sensing and are ideal for integration in a wide range of applications within the automotive, consumer electronics, medical, robotics and other markets. The company also develops and licenses user interfaces and optical interactive touch solutions based on its zForce CORE technology. To date, Neonode’s technology has been deployed in approximately 67 million products, including 4 million cars and 63 million consumer devices.

NEONODE, the NEONODE logo, ZFORCE and ZFORCE AIR are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and the expected proceeds and closing of the private placement. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	As of December 31, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash	$6,555	$5,796
Accounts receivable and unbilled revenues, net	1,830	1,010
Projects in process	-	1
Inventory	1,219	1,154
Prepaid expenses and other current assets	890	1,836
Total current assets	10,494	9,797

Investment in joint venture	3	3
Property and equipment, net	2,484	3,327
Other assets	261	-
Total assets	$13,242	$13,127

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$501	$509
Accrued payroll and employee benefits	902	1,081
Accrued expenses	265	177
Deferred revenues	75	1,248
Current portion of capital lease obligations	570	568
Total current liabilities	2,313	3,583

Capital lease obligation, net of current portion	1,133	1,681
Total liabilities	3,446	5,264

Commitments and contingencies

Stockholders’ equity
Series B Preferred stock, 54,425 shares authorized with par value of $0.001; 82 and 83 shares issued and outstanding at December 31, 2018 and 2017, respectively. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 over the shares of common stock)	-	-
Common stock, 10,000,000 shares authorized, with par value of $0.001; 8,800,313 and 5,859,414 shares issued and outstanding at December 31, 2018 and 2017, respectively	9	6
Additional paid-in capital	197,507	192,861
Accumulated other comprehensive loss	(456)	(99)
Accumulated deficit	(185,222)	(183,745)
Total Neonode Inc. stockholders’ equity	11,838	9,023
Noncontrolling interests	(2,042)	(1,160)
Total stockholders’ equity	9,796	7,863
Total liabilities and stockholders’ equity	$13,242	$13,127

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Years Ended
	December 31, 2018	December 31, 2017
Revenues:
License fees	$7,954	$8,684
Sensor modules	227	814
Non-recurring engineering	357	743
Total revenues	8,538	10,241

Cost of revenues:
Sensor modules	638	1,758
Non-recurring engineering	283	585
Total cost of revenues	921	2,343

Total gross margin	7,617	7,898

Operating expenses:
Research and development	5,278	6,078
Sales and marketing	1,995	2,772
General and administrative	4,221	4,524

Total operating expenses	11,494	13,374
Operating loss	(3,877)	(5,476)

Other expense
Interest expense	(49)	(75)
Other expense	(3)	-
Total other expense	(52)	(75)

Loss before provision for income taxes	(3,929)	(5,551)

Provision for (benefit from) income taxes	13	(56)
Net loss including noncontrolling interests	(3,942)	(5,495)
Less: Net loss attributable to noncontrolling interests	882	790
Net loss attributable to Neonode Inc.	$(3,060)	$(4,705)

Loss per common share:
Basic and diluted loss per share	$(0.52)	$(0.89)
Basic and diluted – weighted average number of common shares outstanding	5,884	5,289

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended
	December 31, 2018	December 31, 2017

Net loss including noncontrolling interests	$(3,942)	$(5,495)
Other comprehensive income (loss):
Foreign currency translation adjustments	(357)	72
Comprehensive loss	(4,299)	(5,423)
Less: Comprehensive loss attributable to noncontrolling interests	882	790
Comprehensive loss attributable to Neonode Inc.	$(3,417)	$(4,633)

NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Series B Preferred Stock Shares Issued	Series B Preferred Stock Amount	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity

Balances, January 1, 2017	83	$-	4,884	$8	$183,711	$(171)	$(179,040)	$4,505	$(370)	$4,135

Stock option and warrant compensation expense to employees and directors	-	-	-	-	72	-	-	72	-	72

Proceeds from sale of common stock, net of offering costs	-	-	975	1	9,078	-	-	9,079	-	9,079

Foreign currency translation adjustment	-	-	-	-	-	72	-	72	-	72

Net loss	-	-	-	-	-	-	(4,705)	(4,705)	(790)	(5,495)

Balances, December 31, 2017	83	-	5,859	6	192,861	(99)	(183,745)	9,023	(1,160)	7,863

	Series B Preferred Stock Shares Issued	Series B Preferred Stock Amount	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Neonode Inc. Stockholders’ Equity	Noncontrolling Interests	Total Stockholders’ Equity

Stock option compensation expense to employees and directors	-	-	-	-	29	-	-	29	-	29

Conversion of Series B Preferred Stock to common stock	(1)	-	-	-	-	-	-	-	-	-

Proceeds from sale of common stock, net of offering costs	-	-	2,941	3	4,617	-	-	4,620	-	4,620

Adjustment related to adoption of ASC 606 revenue recognition	-	-	-	-	-	-	1,583	1,583	-	1,583
Foreign currency translation adjustment	-	-	-	-	-	(357)	-	(357)	-	(357)

Net loss	-	-	-	-	-	-	(3,060)	(3,060)	(882)	(3,943)

Balances, December 31, 2018	82	$-	8,800	$9	$197,507	$(456)	$(185,222)	$11,838	$(2,042)	$9,796

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	2018	2017

Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(3,942)	$(5,495)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	29	72
Depreciation and amortization	1,008	953
Loss on disposal of property and equipment	6	-
Changes in operating assets and liabilities:
Accounts receivable	481	542
Projects in process	1	(1)
Inventory	(142)	(372)
Prepaid expenses and other current assets	556	293
Accounts payable and accrued expenses	41	(896)
Deferred revenues	(897)	(677)

Net cash used in operating activities	(2,859)	(5,581)

Cash flows from investing activities:
Purchase of property and equipment	(236)	(656)
Proceeds from sale of property and equipment	4	-

Net cash used in investing activities	(232)	(656)

Cash flow from financing activities:
Proceeds from issuance of common stock and warrants, net of offering costs	4,620	9,079
Proceeds from note payable	-	1,713
Payments on note payable	-	(1,713)
Principal payments on capital lease obligations	(551)	(438)
Net cash provided by financing activities	4,069	8,641

Effect of exchange rate changes on cash	(219)	(84)

Net change in cash	759	2,320

Cash at beginning of year	5,796	3,476

Cash at end of year	$6,555	$5,796

Supplemental disclosure of cash flow information:
Cash paid for interest	$49	$73
Cash paid for income taxes	$13	$219

Supplemental disclosure of non-cash investing and financing activities:
Purchase of equipment with capital lease obligations	$169	$1,287